Exhibit 10.2

OMNIBUS AMENDMENT

TO

ASSEMBLY BIOSCIENCES, INC.

STOCK INCENTIVE PLANS

Assembly Biosciences, Inc., a Delaware corporation (the “Company”) adopted the Amended and Restated 2014 Stock Incentive Plan on June 2, 2016 (as amended from time to time, the “2014 Plan”).

The Company adopted the 2017 Inducement Award Plan on April 3, 2017 (as amended from time to time, the “2017 Plan”).

The “Company adopted the 2018 Stock Incentive Plan on May 30, 2018, as amended by Amendment No.1 to the Plan effective as of May 17, 2019 (as amended from time to time, the “2018 Plan”).

The Company adopted the 2019 Inducement Award Plan on August 6, 2019 (as amended from time to time, the “2019 Plan” and together with the 2014 Plan, the 2017 Plan and the 2018 Plan, collectively the “Stock Plans” and individually, a “Stock Plan”).

The Company desires to amend each of the Stock Plans to provide for acceleration of certain unvested Awards if such Awards are not Assumed or Replaced in connection with a Corporate Transaction.

Pursuant to Section 15(a) of each of the Company’s Stock Plans, the Board of Directors of the Company (the “Board”) may, amend each of the Stock Plans.

Pursuant to Section 13(b) of each of the Stock Plans, the Administrator may, in advance of or in anticipation of a Corporate Transaction, provide for acceleration of unvested Awards in connection with a Corporate Transaction.

The Board has determined that it is advantageous to the Company and necessary to attract and retain the best available personnel to amend Section 13(a) of each of the Stock Plans to provide for acceleration in connection with a Corporate Transaction if the Awards are not Assumed or Replaced in the Corporate Transaction.

Now, therefore,

Section 13(a) of each of the Stock Plans is hereby amended as follows:

ACTIVE/102027153.1

“(a)Treatment of Awards in Corporate Transaction.  Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Agreement, in the case of and subject to the consummation of a Corporate Transaction, the parties to the Corporate Transaction may cause the Awards to be Assumed or Replaced by the successor entity as such parties shall agree. To the extent the parties to such Corporate Transaction do not provide for the Awards to be Assumed or Replaced upon the effective time of the Corporate Transaction, the Plan and all outstanding Awards granted under the Plan shall terminate. In such case, except as may be otherwise expressly provided in the relevant Award Agreement, all Awards with solely time-based vesting that are not vested and/or exercisable immediately prior to the effective time of the Corporate Transaction shall become fully vested and exercisable as of immediately prior to the effective time of the Corporate Transaction and all Awards with conditions and restrictions relating to the attainment of performance goals shall be deemed to vest and become nonforfeitable as of the Corporate Transaction as provided in the relevant Award Agreement or if not provided for in the relevant Award Agreement shall be deemed to vest and become nonforfeitable as of the Corporate Transaction assuming the higher of (i) achievement of all relevant performance goals at the "target" level (prorated based upon the length of time within the performance period that has elapsed prior the Corporate Transaction or partial achievement of the performance goals), or (ii) actual achievement of all relevant performance goals as of the date of such Corporate Transaction. In the event of such termination of the Awards, the Company shall have the option (in its sole discretion) to (1) make or provide for a payment, in cash or in kind, to the Grantees holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of Shares subject to outstanding Options and SARs and (B) the aggregate exercise price of all such outstanding Options and SARs (provided that, in the case of an Option or SAR with an exercise price equal to or more than the Sale Price, such Option or SAR shall be cancelled for no consideration); or (2) permit each Grantee, within a specified period of time prior to the consummation of the Corporate Transaction as determined by the Administrator, to exercise all outstanding Options and SARs (to the extent then exercisable including due to acceleration as contemplated by this Section 13(a) if the Awards are not Assumed or Replaced) held by such Grantee as of immediately prior to the effective time of the Corporate Transaction. In the event of a termination of Awards pursuant to this Section 13(a), the Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the Grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested Shares under such Awards.  For purposes of this Section 13(a), “Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per Share pursuant to a Corporate Transaction.”

Except as expressly set forth in this Omnibus Amendment to Stock Plans, all other terms and conditions set forth in each of the Stock Plans shall remain in full force and effect. Each capitalized term used and not defined herein shall have the meaning set forth in the applicable Stock Plan.

This Amendment has been adopted by the Board of Directors of the Company as of March 11, 2020.

March 11, 2020: Adopted by Board of Directors

ACTIVE/102027153.1